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                     November 5, 2021

       Peter Hardie
       Chief Financial Officer
       Equinox Gold Corp.
       700 West Pender Street
       Suite 1501
       Vancouver, British Columbia
       V6C 1G8

                                                        Re: Equinox Gold Corp.
                                                            Form 40-F for the
Year Ended December 31, 2020
                                                            Filed March 24,
2021
                                                            File No. 001-39038

       Dear Mr. Hardie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation